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                                                                Exhibit No. 99.1


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                                  GALILEO NEWS

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FROM:         DAVID MANDY                     JOHN CHUHRAN, MEDIA CONSULTANT
              PORTER, LE VAY & ROSE, INC.     PORTER, LE VAY & ROSE, INC.
              (212) 564-4700                  (212) 564-4700


COMPANY       GREGORY RIEDEL, CHIEF FINANCIAL OFFICER
CONTACTS:     GALILEO CORP.
              (508) 347-4222


              KIP SPEYER, PRESIDENT           BOB RABINER, GENERAL MANAGER
              LEISEGANG MEDICAL               MEDICAL PRODUCTS GROUP
              (561) 994-0202                  (508) 347-4232


                                                          FOR IMMEDIATE RELEASE


        GALILEO ACQUIRES SANI-SPEC(TM) PRODUCT LINE FROM C.R. BARD, INC.


         STURBRIDGE, MA, MARCH 3 -- Galileo Corporation (NASDAQ, NM:GAEO), today announced the acquisition of the Sani-Spec(TM) product line from C.R. Bard, Inc. The Sani-Spec product line includes a comprehensive suite of women's health-related products used by OB/GYN physicians, clinics and hospitals including Sani-Spec(TM) single-use vaginal speculums, Sani-Scope(TM) anoscopes, Spec Light(TM) speculum lights and Pap Smear kits. The product line is marketed through a nationwide network of approximately 80 dealers and has been a market leader for over 20 years. Last year's revenues were in excess of $4.0 million, representing over 40% of the domestic market.

                                     -more-




Galileo Corporation    Galileo Park    P.O. Box 550    Sturbridge, MA 01566  USA
                     TEL. (508) 347-9191   FAX (508) 347-3849
                 World Wide Web Site: http://www.galileocorp.com

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       William T. Hanley, President and Chief Executive Officer, said, "We are very pleased to be adding the most frequently used instruments in the gynecologist's office to our growing portfolio of women's health products. The addition of these products and their related distribution channel represents an integral part of our continuing strategy to increase our presence in women's health and expand distribution for all our medical products, including those marketed by Leisegang Medical, our wholly-owned subsidiary. We anticipate that this acquisition will be immediately accretive to earnings."

       Kip Speyer, President, Leisegang Medical, stated, "This acquisition expands the distribution channel for all our medical products and provides a unique opportunity to enhance customer service by combining the Sani-Spec products with our extensive line of colposcopes, ultrasound devices, rigid and flexible hysterscopes, fetal monitors and endoscopes."

       Galileo purchased the product line for $5.5 million, and the acquisition will be accounted for as a purchase. Manufacturing will relocate to the Company's principal facility in Sturbridge, Massachusetts.

       Galileo Corporation develops, manufactures, and markets products based on its core fiberoptics and electro-optics technologies for applications in medical products and instruments, telecommunications products, analytical detector instruments, and office equipment. Galileo markets its products to OEMs, through marketing partners, and direct to end-users. Leisegang Medical, a wholly-owned subsidiary, develops, manufactures, and markets women's health-related medical products.


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1997